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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. __)*


                            The Centris Group, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  155904105
                   -----------------------------------------
                                (CUSIP Number)

                                   12/31/98
         ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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-----------------------                                  ---------------------
  CUSIP NO. 155904105                 13G                  PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Howard Steven Singer/###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
      (See Instructions)                                        (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            420,465

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             420,465

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      609,915

------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_] (See Instructions)
                       Not applicable
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      IN

------------------------------------------------------------------------------


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-----------------------                                  ---------------------
  CUSIP NO. 155904105                 13G                  PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------

Item 1(a) Name of Issuer:

          The Centris Group, Inc.
          ----------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

          650 Town Center Drive, Suite 1600
          ----------------------------------------------------------------------
          Costa Mesa, CA 92626
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

Item 2(a) Name of Person Filing:

          Howard Steven Singer
          ----------------------------------------------------------------------

Item 2(b) Address of Principal Business Offices or, if none, Residence:

          5215 Old Orchard Road, Suite 300
          ----------------------------------------------------------------------
          Skokie, IL 60077
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

Item 2(c) Citizenship:

          United States
          ----------------------------------------------------------------------

Item 2(d) Title of Class of Securities:

          Common Stock
          ----------------------------------------------------------------------

Item 2(e) CUSIP Number:

          155904105
          ----------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          Not Applicable
          ----------------------------------------------------------------------

Item 4.   Ownership.

          (a) Amount Beneficially Owned: Shares      609,915/1//2/
                                                 -------------------------------

          (b) Percent of Class:%      5.3%
                                 -----------------------------------------------

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:        420,465
                                                                ----------------

              (ii)  shared power to vote or to direct the vote:            0
                                                                ----------------

              (iii) sole power to dispose or to direct the
                    disposition of:                                  420,465
                                                                ----------------

              (iv)  shared power to dispose or to direct the
                    disposition of:                                        0
                                                                ----------------

   /1/ Includes 172,622 shares held by a third party as Trustee for the benefit of the reporting person and members of the reporting person's family; 14,000 shares held by a Partnership of which the reporting person is the General Partner; 16,828 shares held by the reporting person's spouse as Trustee for the benefit of their descendants; and 5,600 shares held by the reporting person's Individual Retirement Account. The reporting person disclaims beneficial ownership of all shares except those in the IRA.

   /2/ Attached to each share of Common Stock is a stock purchase right issued pursuant to The Centris Group, Inc. Rights Plan.

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable
          ----------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable
          ----------------------------------------------------------------------


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-----------------------                                  ---------------------
  CUSIP NO. 155904105                 13G                  PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------


Item 8.   Identification and Classification of Members of the Group.

               Not Applicable
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of the Group.

               Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certification.

               Not Applicable
          ----------------------------------------------------------------------

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 12, 1999
                                                -------------------------------
                                                             Date:

                                                    /s/ HOWARD STEVEN SINGER
                                                -------------------------------
                                                          (Signature)

                                                Name:   Howard Steven Singer
                                                Title:  Taxpayer